Press Release

* FOR IMMEDIATE RELEASE *

BCB COMMUNITY BANK AND ALLEGIANCE COMMUNITY BANK
TO MERGE

Bayonne and South Orange, New Jersey, April 4, 2011 — BCB Bancorp, Inc. (Nasdaq GM: BCBP) (“BCBP”) and Allegiance Community Bank (“ACB”) jointly announced today the signing of a definitive merger agreement (“agreement”). Under the terms of the agreement ACB will merge with and into BCBP’s subsidiary BCB Community Bank. ACB stockholders will receive 0.35 shares (“Exchange Ratio”) of BCBP for each share of ACB. The Exchange Ratio may be adjusted under certain circumstances.

The Board of Directors of BCBP and its subsidiary BCB Community Bank will be expanded by two seats for representation from ACB. Members of the ACB management team are expected to join BCBP.

The merger will add approximately $120 million in assets to BCBP’s $1.1 billion asset base and will add two branch locations to BCBP’s branch network. Management expects the merger to be accretive to BCBP’s 2012 earnings per share.

Mark D. Hogan, Chairman of BCBP stated, “The combination will expand our franchise into two new markets. We expect to be able to increase lending and deposits in the markets presently served by Allegiance as a result of BCBP’s higher capital base and the broader products and services provided by BCBP. We will continue to emphasize Allegiance’s service-oriented community bank culture.”

David Onderko, President and Chief Executive Officer of ACB said, “This combination provides ACB with additional capital and financial resources to better serve our customers and local markets. The additional capital will increase our lending capacity and allow us to grow the franchise. Our customers will benefit from additional branches, products and services.  BCBP shares our philosophy of customer service and local decision making. Our shareholders will benefit from the merger synergies, BCB’s attractive cash dividend and stock liquidity.”

Both parties have completed due diligence, paying particular attention to credit matters.  The merger is subject to certain conditions, including the approval of the shareholders of ACB and receipt of regulatory approvals. The merger is expected to be completed in the third quarter of 2011.

In connection with this transaction, FinPro, Inc. acted as financial advisor to BCBP and RP Financial, LC acted as financial advisor to ACB. Luse Gorman Pomerenk & Schick, P.C. provided legal representation to BCBP, while Saiber LLC provided legal representation to ACB.

BCBP currently operates ten retail branches in Hudson and Middlesex Counties in New Jersey and its executive office located at 104-110 Avenue C, Bayonne, New Jersey 07002.

ACB is headquartered in South Orange, New Jersey and operates a branch in Woodbridge, New Jersey.

Forward-Looking Statements

This news release contains certain forward-looking statements about the proposed merger of BCBP and ACB. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating ACB, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which BCBP and ACB are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that BCBP files with the Securities and Exchange Commission.

Additional Information about the Merger and Where to Find It

This press release may be deemed to be solicitation material with respect to the proposed transaction. In connection with the proposed merger, BCBP will file a prospectus with the SEC to be distributed to the shareholders of ACB as ACB’s proxy statement in connection with their vote on the proposed merger. SHAREHOLDERS OF ACB ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY BCB WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The definitive proxy statement will be mailed to shareholders of ACB, and shareholders will be able to obtain the documents, when they become available, free of charge at the SEC’s website, www.sec.gov. In addition, shareholders may obtain free copies of the documents filed by BCB with the SEC by written request directed to the Corporate Secretary, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002 or by visiting the BCBP website at www.bcbbancorp.com, with respect to documents filed by BCBP.

  ACB shareholders should read the proxy statement, which is also BCBP’s prospectus, carefully before making a decision concerning the merger.

For further information contact:

Donald Mindiak
President and Chief Executive Officer
BCB Bancorp, Inc.
104-110 Avenue C
Bayonne, NJ 07002
Phone:  (201) 823-0700

David Onderko
President and Chief Executive Officer
Allegiance Community Bank
200 Valley Street
South Orange, NJ 07079
Phone:  (973) 761-5553